Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL, INC. ANNOUNCES 2007 THIRD
QUARTER AND NINE MONTH OPERATING RESULTS
     Cleveland, Ohio, November 8, 2007...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the third quarter and first nine months of 2007.
     For the three months ended September 30, 2007, revenue decreased 52% to $2,116,000, and the Company reported a net loss of $(3,506,000), or $(0.26) per share on a basic and diluted basis. These results compared with revenue of $4,374,000, and a net loss of $(1,326,000), or $(0.12) per share basic and diluted basis, in the third quarter of 2006.
     For the nine months ended September 30, 2007, DATATRAK’s revenue decreased 36% to $8,723,000, and a net loss of $(8,367,000), or $(0.64) per share on a basic and diluted basis was recorded for the period. The Company reported revenue of $13,705,000, and a net loss of $(2,109,000), or $(0.19) per share basic and diluted basis, in the corresponding period of the previous year.
     During the three months ended September 30, 2007, the Company recorded an impairment charge of $213,000 against its non-compete intangible asset acquired from ClickFind.
     DATATRAK recorded severance charges totaling $386,000 in the third quarter of 2007 associated with the net reduction of 11 employees. The employee reductions are expected to decrease annual direct costs by approximately $280,000 and annual SG&A expenses by approximately $520,000, for a total cost reduction of approximately $800,000 per year. Coupled with the 17 employee reductions from earlier in the year, annual direct costs are expected to decrease by approximately $795,000 and annual SG&A expenses are expected to decrease by approximately $1,395,000 in future years.
     The gross profit margin for the third quarter was 50% compared to 70% the same period a year ago.  The decline in gross profit margin continues to be mostly the result of a significant decrease in revenue offset to some degree by a 20% reduction in direct costs.
     DATATRAK’s backlog at September 30, 2007 was $10.7 million and backlog currently stands at approximately $11.6 million. This compares to a backlog of $12.2 million at December 31, 2006. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     “During the third quarter, we have made significant progress in the reorganization of our global marketing and sales efforts by adding key individuals in the United States and Europe with extensive experience in the clinical trials market,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “We are starting to see early positive signs of these efforts through new projects and new client relationships, though several of these new projects are not yet reflected in backlog because of signature timing. We are also seeing increasing demand for our consulting efforts as a growing number of clients on a global scale will be requiring training for Enterprise Transfer so that they can learn how to implement clinical trials independently with our eClinical Platform.”
     Green continued, “We are continuing to evaluate and modify our cost structure to be consistent with our current business flow and to conserve cash resources, while being careful not to adversely affect our ability to deliver on the many opportunities we see developing over the next several months and into 2008. Our software development efforts have continued and are focused on advancements that are requested by clients through our Product Advisory Council which will directly lead to new and innovative revenue opportunities for our product suite moving forward. We believe that there are several significant instances where global clients are openly not satisfied with their current clinical trials technology provider where we can capitalize on these opportunities because of our software development advancements over the past year. Our nearer term objectives are to deliver substantiated signs of progress from a combination of new and expanded customer relationships and a broader global footprint throughout the remainder of 2007. In time, successful execution of these objectives together with our refined cost structure should translate into backlog, revenue and earnings growth.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 3rd Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on November 8, 2007 and will run until 9:00 a.m. ET on November 15, 2007. The phone replay can be accessed by dialing 412-317-0088 (access code 412002). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 3rd Quarter Earnings Call”.
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 17 drugs and devices that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans
President and Chief Executive Officer	Chief Operating Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x110	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2007	December 31, 2006
Cash and investments	$8,677,220	$5,015,577
Accounts receivable, net	1,478,417	2,226,317
Deferred tax asset	1,233,400	1,858,800
Property and equipment, net	3,881,371	4,736,233
Goodwill	10,863,383	10,863,383
Other intangible assets, net	707,107	1,914,206
Other	665,236	605,666

Total assets	$27,506,134	$27,220,182

Accounts payable and other current liabilities	$4,159,666	$3,709,485
Long-term liabilities	4,419,949	5,446,703
Shareholders’ equity	18,926,519	18,063,994

Total liabilities and shareholders’ equity	$27,506,134	$27,220,182

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	September 30,
	2007	2006
Revenue	$2,116,333	$4,374,360
Direct costs	1,061,088	1,327,173

Gross profit	1,055,245	3,047,187

Selling, general and administrative expenses	3,282,508	3,391,522
Severance expense	386,368	—
Depreciation and amortization	669,941	628,648
Impairment loss	213,209	—

Loss from operations	(3,496,781)	(972,983)

Interest income	128,623	50,047
Interest expense	(91,121)	(106,208)

Loss before income taxes	(3,459,279)	(1,029,144)

Income tax expense	47,000	297,000

Net loss	$(3,506,279)	$(1,326,144)

Net loss per share:
Basic:
Net loss per share	$(0.26)	$(0.12)

Weighted-average shares outstanding	13,634,075	11,400,675

Diluted:
Net loss per share	$(0.26)	$(0.12)

Weighted-average shares outstanding	13,634,075	11,400,675

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Nine Months Ended
	September 30,
	2007	2006
Revenue	$8,723,138	$13,704,673
Direct costs	3,617,858	3,877,047

Gross profit	5,105,280	9,827,626

Selling, general and administrative expenses	10,326,314	9,911,092
Severance expense	723,429	294,974
Depreciation and amortization	2,178,986	1,663,692
Impairment loss	213,209	—

Loss from operations	(8,336,658)	(2,042,132)

Interest income	350,328	181,416
Interest expense	(285,616)	(248,088)
Other expense	(1,700)	—

Loss before income taxes	(8,273,646)	(2,108,804)

Income tax expense	93,600	—

Net loss	$(8,367,246)	$(2,108,804)

Net loss per share:
Basic:
Net loss per share	$(0.64)	$(0.19)

Weighted-average shares outstanding	13,014,534	11,205,113

Diluted:
Net loss per share	$(0.64)	$(0.19)

Weighted-average shares outstanding	13,014,534	11,205,113